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                                                                   EXHIBIT 10.59
                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of January 1, 1999 (the "Effective Date"), is entered into by Omnipoint Corporation (the "Company"), and Douglas G. Smith (the "Executive").

     The Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

     1. Term of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending on the close of business on the third anniversary of the Effective Date (the "Term"), unless sooner terminated in accordance with the provisions of
Section 4.

     2. Title; Capacity. During the Term, the Executive shall serve as President/CEO and as Chairman or Vice Chairman (for purposes of this Agreement, references to the title "Chairman" shall include the position of Chairman or Vice Chairman) of the Board of Directors (the "Board") of the Company or, within the discretion of the Board, solely as Chairman.

     The Executive hereby accepts such employment and agrees to undertake the authority, duties and responsibilities which are assigned by the Board from time to time, including authority, duties and responsibilities with respect to planning, negotiating and consummation of strategic transactions involving the Company and its subsidiaries. While serving as President/CEO, the Executive shall report directly to the Board and his duties and authority shall be commensurate with his position as President/CEO. While serving as Chairman, the Executive's principal responsibilities shall include data services. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Term; provided that for reasonable periods of time each month the Executive may engage in non-competitive business or charitable activities so long as such activities do not interfere with the Executive's responsibilities hereunder. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The Executive acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

     3.   Cash Compensation and Benefits.

          3.1 Cash Compensation While Serving as President/CEO and Chairman. While the Executive serves as both President/CEO and Chairman, the Company shall pay the Executive an annual salary ("Salary") equal to $300,000, and the Executive shall be eligible for an annual target bonus of $300,000, if Executive satisfies target objectives set by the Board in its


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sole discretion, which shall be exercised in good faith ("Target Bonus").
Notwithstanding the foregoing, only while serving as President/CEO and Chairman during the Term, (a) the amount of the Executive's Target Bonus opportunity shall not be reduced below $300,000 annually (although the amount of the Target Bonus earned and actually paid may be less than $300,000 annually depending on the Executive's satisfaction, or failure to satisfy, the target objectives set for the year by the Board in its sole discretion, which shall be exercised in good faith), and (b) the Executive's Cash Compensation (as defined below) for any calendar year shall be equivalent to or greater than the Cash Compensation of any other senior officer of the Company for such calendar year. For purposes of this Agreement, the term "Cash Compensation" means salary and any other cash compensation which has been previously earned and which is payable in the relevant calendar year (determined without regard to any voluntary or mandatory payment deferrals where the deferred amount is credited with earnings or interest at a market rate), except that (i) the Executive's Target Bonus, and bonus payable to any other executive based on targets or objectives established by the Company, shall be taken into account at the target amount without regard to the actual amount of such bonus that is earned and payable, (ii) the Executive's Incentive Bonus shall be taken into account in the year in which it is paid and only to the extent of the amount actually paid, and (iii) Cash Compensation shall not include hiring bonuses, commissions, special incentives or compensation for special projects.

          3.2 Salary and Target Bonus While Serving only as Chairman. If during any portion of the Term the Executive is not serving as President/CEO but is serving only as Chairman, then the Executive shall (a) continue to receive the Salary specified in Section 3.1, (b) shall be eligible for a Target Bonus opportunity of $300,000 (although the amount of the Target Bonus earned and actually paid may be less than $300,000 depending on the Executive's satisfaction, or failure to satisfy, the target objectives set by the Board in its sole discretion, which shall be exercised in good faith) only for the first full twelve (12) months of the Term following the date the Executive ceases to serve as President/CEO, and (c) be eligible for bonuses after the expiration of the twelve- (12-) month period described in clause (b) of this Section 3.2, in such amounts and based on such criteria as may be reasonably agreed upon by the Executive and the Board, commensurate with the Executive's responsibilities as Chairman.

          3.3 Benefits. While serving as President/CEO and/or Chairman during the Term, the Executive shall be entitled to participate in all benefit programs that the Company makes available to its other senior executive employees, except to the extent Executive's participation in such program would not be permitted, or would result in adverse federal income tax consequences to the Company or to any other participant in such program, because the Executive, if serving solely as Chairman, would not then be deemed to be a common law employee of the Company, as determined by the Company on the basis of an opinion of counsel reasonably acceptable to the Executive. In addition, while the Executive is serving as President/CEO and/or Chairman during the Term, the Company will provide Executive with $5 million in non-permanent life insurance protection and disability insurance protection equal to 60 percent of Salary.


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          3.4  Incentive Bonus.

               (a) If the Company or any of its subsidiaries consummates a Transaction (as defined below) and either

                    (i) such Transaction was consummated, or an agreement or letter of intent providing for such Transaction was entered into, while Executive was serving as President/CEO and/or Chairman pursuant to this Agreement, or

                    (ii) such Transaction was consummated or an agreement or letter of intent providing for such Transaction was entered into within 12 months (24 months with respect to a subsequent Transaction if one or more prior Transactions have been completed and the subsequent Transaction is with the same party) following the date of termination of Executive's service under this Agreement by the Company without Cause (as defined in Section 4.3), by the Executive for Good Reason (as defined in Section 4.4), or by reason of the expiration of the Term or by reason of death or Disability, if the party with whom the Transaction was consummated engaged in discussions with the Company regarding a Transaction or possible Transaction during the Executive's service under this Agreement, then, unless the Executive's employment with the Company has previously been terminated by the Company for Cause or by the Executive without Good Reason, upon consummation of any such Transaction, the Company shall pay Executive an incentive bonus ("Incentive Bonus") equal to 400% of Salary and Target Bonus opportunity (which Target Bonus opportunity shall not be less than $300,000 for this purpose, even if the Executive is serving only as Chairman). No more than one Incentive Bonus shall be paid to Executive, regardless of the number of Transactions that may occur or the nature or effect of any transaction, provided that this sentence shall not limit Executive's right to receive his full Incentive Bonus with respect to a series or combination of related transactions that comprise a Transaction.

               (b) For the purposes of this Agreement, the term "Transaction" means any transaction or series or combination of related transactions, other than in the ordinary course of business, involving $200 million or more in consideration, whereby, directly or indirectly, control of or a material interest in the Company or any of its businesses, or a material amount of any of their assets, is transferred for consideration, including without limitation, by means of sale or exchange of capital stock or assets, a merger or consolidation, a tender or exchange offer, a leveraged buy-out, a minority investment, the formation of a joint venture or partnership, or any similar transaction, excluding, however, any transaction involving the stock or assets of Omnipoint Technologies, Inc. and any public offering of capital stock (other than as part of a transaction that would otherwise constitute a Transaction).

               (c) Notwithstanding the foregoing, in connection with any Transaction that combines interim financing with a subsequent merger, tender or exchange offer, asset disposition or other business combination or change of control transaction (a "Subsequent Transaction"), upon the closing of an interim financing of $200 million or greater, the Company

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shall pay to the Executive that portion of the Incentive Bonus that is equal to
250% of Salary and the Target Bonus opportunity, unless the Executive's employment with the Company has previously been terminated by the Company for Cause or by the Executive without Good Reason, and the balance of the Incentive Bonus upon the earlier to occur of the consummation of the Subsequent Transaction or the termination of the agreement providing for the Subsequent Transaction.

          3.5  Reimbursement of Expenses.

               (a) The Company shall reimburse the Executive for actual reasonable legal fees and related expenses incurred in connection with the negotiation and review of this Agreement and the Registration Rights Agreement, upon presentation to the Company by the Executive of invoices for such legal fees.

               (b) The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon timely presentation by the Executive of documentation, expense statements, vouchers, and such other supporting information as the Company may request consistent with standard Company practices.

     4. Employment Termination. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

          4.1  Expiration of the Term in accordance with Section 1.

          4.2 The death or Disability of the Executive. For purposes of this Agreement, the term "Disability" shall have the meaning prescribed by any disability insurance coverage provided pursuant to Section 3.3 or, if there is no such coverage, then "Disability" shall mean "permanent and total disability" as defined in section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

          4.3 At the election of the Company, with or without Cause. For the purposes of this Agreement, the term "Cause" means either (a) the conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, any felony or any other crime involving moral turpitude that may reasonably be expected to have an adverse impact on the Company's reputation or standing in the community, or (b) willful misconduct by the Executive in connection with the performance of his duties hereunder, or willful failure by the Executive to perform his responsibilities hereunder, except in cases involving the mental or physical incapacity or Disability of the Executive; provided, however, that the Company may terminate the Executive's employment with cause pursuant to this Section 4.2(b) only after the failure by the Executive to correct or cure, or to commence and continue to pursue the correction or curing of, such misconduct or failure within thirty (30) days after receipt by the Executive of written notice by the Board of each specific claim of any such misconduct or failure. The Executive shall have the opportunity to appear before the Board to discuss such written notice during such thirty (30) day period. "Willful misconduct" and "willful failure to perform" shall not include action or

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inaction on the part of the Executive which were taken or not taken in good faith by the Executive.

          4.4 At the election of the Executive, with or without Good Reason. For purposes of this Agreement, "Good Reason" means (a) a material breach of this Agreement by the Company, (b) if the Executive is then serving as President/CEO, a change in the Executive's duties and authority from those commensurate with his position as President/CEO, or reporting responsibilities as President/CEO, in the latter case, requiring the Executive to report to someone other than the Board, or (c) a change in the Executive's principal place of business from Bethesda, Maryland. Good Reason shall not include removal of the Executive from his position as President/CEO if he remains Chairman.

Upon the termination of the Executive's employment as provided in this Section 4, the Executive shall have no further obligations hereunder except as provided in Sections 6, 7, and 8, and the Company shall no obligation to pay any additional amounts to the Executive (other than accrued and unpaid salary, bonus and any other amounts due hereunder that are owed with respect to periods through the date of termination), except as required by Sections 3.3, 3.4, 3.5, 5, 8 and 9 and the Term Sheet attached hereto regarding sales of shares.

     5.   Severance.

          5.1 Severance. If the Executive's employment as President/CEO and Chairman (or as Chairman if he is then serving only in that capacity as provided in Section 2) is terminated by Executive for Good Reason, by the Company without Cause, or as a result of death or Disability, the Company will pay the Executive (a) upon such termination, a lump sum amount equal to the sum of the Executive's Salary for the immediately preceding twelve (12) month period and his last Target Bonus (the "Severance Amount"), and (b) beginning one year after such termination, an additional amount equal to the Severance Amount in twelve (12) equal monthly installments over the next twelve (12) month period. The Company may elect at the time of termination of the Executive's employment to make payments pursuant to the preceding clause (b) of this Section 5.1 for less than twelve (12) months, provided that the non-compete restrictions set forth in Section 6.1 shall also cease at the end of such period (such period of twelve (12) or fewer months shall be referred to herein as the "Period"). Notwithstanding any other provision of this Agreement to the contrary, no severance or other amounts (other than compensation and benefits earned and payable as of the date of termination without regard to future services and other than the Incentive Bonus, the payment of which is subject to the provisions of Section 3.4) will be paid if (x) Executive voluntarily terminates employment without Good Reason, (y) the Company terminates Executive's employment for Cause, or (z) the Executive's employment terminates at the end of the Term. The failure to pay severance or other amounts pursuant to the immediately preceding sentence or pursuant to Section 6.5 shall not be deemed to be an election by the Company not to pay severance under clause (b) of this
Section 5.1, and thus the terms of Section 6.1 shall continue to apply. No termination of employment or service under this Agreement shall be deemed to occur if the Executive ceases to serve as President/CEO but the Executive is asked to continue as Chairman with a Salary and bonus opportunity as provided in Sections 3.2 and 3.4 and benefits as provided in Section 3.3.

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          5.2  Benefit Continuation. If Executive's employment as President/CEO and Chairman (or as Chairman if he is then serving only in that capacity as provided in Section 2) is terminated by Executive for Good Reason or by the Company without Cause, the Executive shall be entitled to continued benefits as provided in Section 3.3 for a period of twelve (12) months from the date of such termination plus such additional period that the Company continues to make severance payments pursuant to Section 5.1(b).

     6.   Non-Compete.

          6.1 So long as the Company is not in breach of this Agreement, during the term of the Executive's employment or service hereunder and for a period ending at the end of the Period (but in no event more than two years after the termination of the Executive's employment or service hereunder), the Executive will not directly or indirectly, other than through his ownership of stock of the Company, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent (5%) of any class of outstanding stock of a publicly held company), engage in the business of providing wireless personal communication or wireless data services in any geographic region served by the Company.

          6.2 So long as the Company is not in breach of this Agreement, during the term of the Executive's employment or service hereunder and for a period of 180 days after the termination thereof, the Executive will not directly or indirectly:

               (a) recruit, solicit or induce, or attempt to induce, any employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliates; or

               (b) solicit, divert or take away, or attempt to divert or to take away, the investment, business or patronage of any of the investors, clients, customers or accounts, or prospective investors, clients, customers or accounts, of the Company or its affiliates which were contacted, solicited, negotiated or served by the Company while the Executive was employed by the Company.

          6.3 The parties agree that the relevant public policy aspects of covenants not to compete have been discussed, and that every effort has been made to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company's legitimate interests.

          6.4 If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

          6.5 The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and/or its affiliates and are considered by the

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Executive to be reasonable for such purposes. The Executive agrees that any breach of this Section 6 will cause the Company and/or its affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief and to discontinue the payment of severance pursuant to Section 5.1. The Executive acknowledges that he has received compensation for the terms of this Section 6.

     7.   Proprietary Information and Developments.

          7.1  Proprietary Information.

               (a) The Executive agrees that all information and know-how, whether or not in writing, relating to the business, technical or financial affairs of the Company and that is generally understood in the industry as being trade secret, confidential and/or proprietary, that is designated as being confidential or proprietary information of the Company, either verbally or in writing, or that is designated as representing trade secrets of the Company, either verbally or in writing (collectively, "Proprietary Information"), is and shall be the exclusive property of the Company. For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all confidential information owned, possessed or used by the Company, including, without limitation, any project, development, plan, vendor information, supplier information, customer information, apparatus, equipment, trade secret, process, research, reports, clinical data, financial data, technical data, test data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget license, patent applications, contracts, joint ventures, price, cost and personnel data.

               (b) The Executive agrees not to and will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval of the Board, from the Effective Date, during or after his employment unless and until such Proprietary Information (i) has become public knowledge through legal means without fault by the Executive, or (ii) is already public knowledge prior to the signing of this Agreement.

               (c) The Executive agrees that all files, letters, memoranda, reports, records, or other written, photographic, magnetic or other tangible material containing or embodying Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession (hereinafter collectively referred to as the Company Records) shall be, shall continue to be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company. All such Company Records or copies thereof and all other tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of this Agreement. After such request, termination or delivery, the Executive agrees not to and shall not retain any such Company Records or copies thereof or any such other tangible property.

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          7.2  Where the term "Company" is used in this Section 7 it will be deemed to include any affiliate of the Company.

     8.   Certain Additional Payments by the Company

          8.1 Excise Tax Protection. In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8)(a "Payment") would be subject to the excise tax imposed by Section 4999 (or any successor provision) of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to the Executive an additional amount (a "Gross-Up Payment") such that, after payment by the Executive of all income and employment taxes and any Excise Tax imposed upon the Gross-Up Payment, the Executive will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          8.2 Determinations. Subject to the provisions of Section 8.3 below, all determinations required to be made under this Section 8.2, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent accounting firm reasonably acceptable to the Company and the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as may be requested by the Company. The Accounting Firm may employ and rely upon the opinions of actuarial or accounting professionals to the extent it deems necessary or advisable. In the event that the Accounting Firm determines for any reason that it is unable to perform such services, or declines to do so, the Company shall select another nationally recognized accounting firm to make the determinations required under this section (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment determined pursuant to this Section 8.4 shall be paid by the Company to the Executive within five business days of the Company's receipt of the Accounting Firm's determinations. If the Accounting Firm determines that no Excise tax should be payable by the Executive, the Accounting Firm shall be requested to furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of possible uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made or that the Gross-Up Payments which are made by the Company will be insufficient to satisfy the Excise Taxes and/or all applicable income taxes incurred by the Executive on the Gross-Up Payments (in either case, an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company

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exhausts its remedies pursuant to Section 8.3, and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          8.3. Underpayments. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in the assessment or collection of any Underpayment with respect to the Executive. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that a failure by the Executive to give notice timely shall not relieve the Company of its obligations hereunder except to the extent it shall have been materially prejudiced. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               (a) give the Company any information reasonably requested by the Company relating to such claim,

               (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by the counsel to the Company or any other law firm selected by the Company,

               (c) cooperate with the Company in good faith in order effectively to contest such claim, and

               (d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

          8.4. Refunds. If, after the receipt by the Executive of any amount paid or advanced by the Company in connection with a contest undertaken pursuant to Section 8.3, the Executive becomes entitled to receive any refund or credit with respect thereto, the Executive shall (subject to the Company's complying with the requirements of Section 8.3) promptly pay to the Company the amount of such refund or credit (together with any interest paid or credited thereon after taxes applicable thereto).

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     9.   Options. The Company shall grant to the Executive, pursuant to the
Company's 1990 Stock Option Plan (the "Plan"), a stock option to purchase 300,000 shares of common stock, $0.01 par value of the Company (the "Common Stock"), at $16 per share, purchasable as set forth in and subject to the terms and conditions of the Plan and an agreement to be entered into between the Company and the Executive (the "Option"). The Option will vest in full (i) upon the first anniversary (the "Vesting Date") of the Company's consummation of a Transaction (as defined above) or, if the Transaction involves an interim financing and a Subsequent Transaction (as defined above), on the consummation of the Subsequent Transaction or the termination of the agreement providing for the Subsequent Transaction, provided that at all times immediately prior to the Vesting Date, the Optionee has been an employee of the Company, or its successor in interest under a Transaction; (ii) if the Optionee's employment has been terminated by him for Good Reason, or by the Company other than for Cause; or
(iii) if the Optionee's employment has been terminated by reason of death or Disability.

     10. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon delivery personally, by facsimile or by overnight mail, or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party such address or addresses as either party shall designate to the other in accordance with this Section 10.

     11. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

     12. Entire Agreement. This Agreement and the exhibits hereto and the Registration Rights Agreement constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

     13. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

     14. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland.

     15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

     16. Arbitration. The parties agree that any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach thereof, or arising out of or relating to the employment of the Executive, or the termination thereof, including any claims under federal, state, or local law, shall be resolved by arbitration in Bethesda, Maryland, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The parties

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agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof.

     17.  Miscellaneous.

          17.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

          17.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

          17.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

          17.4 This Agreement is effective as of the date of execution of this Agreement, will survive the Executive's employment with the Company, and does not in any way restrict Executive's right or the right of the Company to terminate Executive's employment.

          17.5 Executive certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he understands and will fully and faithfully comply with its provisions.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

OMNIPOINT CORPORATION


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Title:
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EXECUTIVE


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Douglas G. Smith

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                                                                  EXECUTION COPY

                                   TERM SHEET
                                 SALES OF SHARES

     REGISTRATION RIGHTS: Registration rights similar to those of Madison Dearborn, as follows:

          DEMAND RIGHTS: (A) The Executive may request that the Company file a Registration Statement (on Form S-1 or Form S-2) covering shares with an anticipated aggregate offering price of at least $2,500,000. Upon such request, the Company will use its best efforts to cause such shares to be registered. (B) The Executive may request the Company file a Registration Statement on a continuous basis such that the Executive's shares may be pledged as collateral.

     The Company will not be obligated to effect more than two registrations (other than on Form S-3) under paragraph (A) and one such registration under paragraph (B).

          REGISTRATION ON FORM S-3: The Executive will have the right to require the Company to file an unlimited number of Registration Statements on Form S-3 (or any equivalent successor form), including on a continuous basis (it being agreed that the Madison Dearborn registration rights agreement will be modified to permit demand registrations on a continuous basis), provided the anticipated aggregate offering price in each registration on Form S-3 will exceed $500,000.

          PIGGY-BACK REGISTRATION: The Executive will be entitled to "piggy-back" registration rights on registration of the Company, subject to the right of the Company and its underwriters, in view of market conditions, to reduce the number of shares of such holders proposed to be registered. Any such reduction shall be applied so that (i) an equal number of shares may be registered by the Executive and Madison Dearborn and (ii) all holders of stock entitled to include shares in the registration shall participate pro rata based on the number of shares each holder is entitled to include in such underwriting. If any such holder would be entitled to more shares than requested to be registered, the excess would be allocated pro rata on the same basis.

          EXAMPLE: Assume stock ownership by piggy-back registration rights holders as follows: Executive 7,500,000 shares, Madison Dearborn 6,190,000 shares and Allen & Co. 3,836,000 shares. If the underwriter limits piggy-back registration to 5 million shares, Executive would be entitled to register 2,139,679 shares [5 million (7,500,000/17,526,000)], Madison
     Dearborn would be entitled to register 1,765,949 shares [5 million (6,190,000/17,526,000)] and Allen & Co. would be entitled to register 1,094,372 shares [5 million (3,386,000/17,526,000].

          REGISTRATION EXPENSES: The registration expenses (exclusive of underwriting discounts and commissions) of all of the registrations will be borne by the Company, except that the Company will pay only one half of the expenses for the registration of shares on a continuous basis for purposes of a pledge of such shares.


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          TRANSFER OF REGISTRATION RIGHTS: The Executive's registration rights may be transferred to a transferee who acquires at least 20% of the Executive's shares.

          OTHER REGISTRATION PROVISION: Other provisions in the Madison Dearborn Amended and Restated Registration Rights Agreement will apply with respect to registration rights, including cross-indemnification, the Company's ability to delay the filing of a demand registration for a period of not more than six months in certain circumstances, the agreement by the Executive (if requested by the underwriters in a public offering) not to sell any unregistered shares for a period of 180 days following the effective date of the registration statement of such offering, the period of time in which the registration statement will be kept effective, underwriting arrangements and the like.

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